Exhibit 4.7

Execution Copy

AMENDED & RESTATED SHAREHOLDERS’ AGREEMENT

DATED: March 16, 2007

(1)	Persons Named in Part A of Schedule 3

(2)	Baring Asia II Holdings (22) Limited

(3)	Alpha Century Assets Limited

(4)	Noah Education Holdings Ltd.

(5)	Jointly Gold Technologies Ltd.

(6)	First Win Technologies Ltd.

(7)	Global Wise Technologies Ltd.

(8)	Gallop Jumbo International Limited

(9)	Dynamic View Investments Limited

(10)	Master Topful Limited

(11)	Lehman Brothers Commercial Corporation Asia Limited

AMENDED & RESTATED SHAREHOLDERS’ AGREEMENT

relating to

Noah Education Holdings Ltd.

AMENDED & RESTATED SHAREHOLDERS’ AGREEMENT

DATED: March 16, 2007

BETWEEN:

(1)	The Persons Whose Names and Addresses are set out in Part A of Schedule 3 (“BVI Existing Shareholders”);

(2)	Baring Asia II Holdings (22) Limited, a company incorporated in the British Virgin Islands with its principal place of business at P.O. Box 431, 13-15 Victoria Road, St. Peter Port, Guernsey, Channel Islands, GY1 3ZD, United Kingdom (“Baring”);

(3)	Alpha Century Assets Limited, a company incorporated in the British Virgin Islands with its registration address at P.O. Box 957, Offshore Incorporation Centre Road Town, Tortola, British Virgin Islands ( “Alpha”);

(4)	Jointly Gold Technologies Ltd., a company incorporated in the British Virgin Islands with its registered office at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“BVI 1”);

(5)	First Win Technologies Ltd., a company incorporated in the British Virgin Islands with its registered office at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“BVI 2”);

(6)	Global Wise Technologies Ltd., a company incorporated in the British Virgin Islands with its registered office at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“BVI 3”);

(7)	Gallop Jumbo International Limited, a company incorporated in the British Virgin Islands with its registered office at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“BVI 4”);

(8)	Dynamic View Investments Limited, a company incorporated in the British Virgin Islands by Key Employees of the Group Company, with its registered office at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“BVI 5”);

(9)	Master Topful Limited, a company incorporated in the British Virgin Islands with its principal place of business at Akara Bldg., 24 Decastro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (“BVI 6”);

BVI 1, BVI 2, BVI 3, BVI 4, BVI 5 and BVI 6 hereinafter (“BVI”);

(10)

Lehman Brothers Commercial Corporation Asia Limited, a company incorporated in Hong Kong SAR, China with its principal place of business at Two International Finance Centre, 26th Floor, 8 Finance Street, Central, Hong Kong (“Lehman Brothers”); and

(11)	Noah Education Holdings Ltd., a company incorporated in Cayman Islands with its registered office at the offices of M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“Company”).

WHEREAS:

(A)	Baring, BVI (excluding BVI 6), BVI Existing Shareholders, the Group Companies (excluding Bright Sound Limited) and Lehman Brothers have entered into a share purchase agreement dated March 7, 2007 (the “Share Purchase Agreement”).

(B)	The Company, Baring, BVI (excluding BVI 6), BVI Existing Shareholders and Alpha are parties to that certain shareholders’ agreement dated April 19, 2004 (the “Prior Shareholders’ Agreement”).

(C)	The Company, Baring, BVI, BVI Existing Shareholders, Alpha and Lehman Brothers desire to enter into this Agreement and to amend and restate the Prior Shareholders’ Agreement so that it is superseded and replaced hereby in its entirety by this Agreement.

(D)	The rights and privileges of the Series A Preference Shareholders are set out in the written resolutions of the shareholders of the Company in the form of Schedule 1.

NOW THEREFORE the Prior Shareholders’ Agreement is hereby amended and restated as follows:

1.	INTERPRETATION

1.1	In this Agreement, including the Recitals, the following expressions shall, except where the context otherwise requires, have the following meanings:

“Articles”

the Articles of Association of the Company, as amended from time to time;

“Associate”

(i)	as to any body corporate, any other body corporate, unincorporated entity or person directly or indirectly Controlling, directly or indirectly Controlled by or under direct or indirect common Control with, such body corporate; and

(ii)	as to any individual, his spouse, or legitimate child;

“BAPE Group”

Baring Asia Private Equity Fund B.V., its wholly owned subsidiaries, and wholly owned investment vehicles and funds solely managed by Baring Private Equity Partners Group, its holding company or any company which is a wholly owned subsidiary, associated or affiliated company of Baring Private Equity Partners Group or its holding company;

“Board”

the board of Directors for the time being of the Company;

“BVI”

Jointly Gold Technologies Ltd., First Win Technologies Ltd., Global Wise Technologies Ltd., Gallop Jumbo International Limited, Dynamic View Investments Limited and Master Topful Limited, collectively;

“BVI Existing Shareholders”

four (4) individuals as specified in Schedule 3;

“Business Day”

a day, excluding Saturdays, on which banks in Hong Kong are open for business throughout their normal business hours;

“Control”

in relation to a body corporate, the power of a person directly or indirectly to secure that the affairs of such body corporate are conducted in accordance with the wishes of that person:

(i)	by means of the holding of shares or the possession of voting power (either at shareholder level or director level) in or in relation to that or any other body corporate; or

(ii)	by virtue of any powers conferred by the memorandum and articles of association or by-laws or other similar documents regulating that or any other body corporate;

“Director”

any director for the time being of the Company and where applicable, any alternate director;

“Dispose”

to make or to effect any sale, assignment, exchange, transfer, or to grant any option, right of first refusal or other right or interest whatsoever or to enter into agreement for any of the same and the expression “Disposal” shall be construed accordingly;

“Encumbrance”

any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation, equities, adverse claims, or other encumbrance, priority or security interest, over or in any property, assets or rights of whatsoever nature or interest or any agreement for any of the same and the expression “Encumber” shall be construed accordingly;

“ESOP”

any equity incentive plan adopted by any Group Company from time to time in relation to the grant or issue of stock options to its employees, officers, directors, consultants and/or other eligible persons;

“ESOP Share”

any Ordinary Share granted pursuant to stock options under ESOP;

“Group Companies”

the Company and its Subsidiaries from time to time and the expression “Group” shall be construed accordingly; a list of the Group Companies in this Agreement as at the date hereof is set out in Schedule 2;

“Hong Kong”

the Hong Kong Special Administrative Region of the PRC;

“IFRS”

means the International Financial Reporting Standards as currently in effect, and as promulgated, amended or supplemented by the International Accounting Standards Board from time to time;

“IPO”

has the meaning ascribed to it in Clause 19;

“Lehman Brothers Group”

Lehman Brothers Commercial Corporation Asia Limited and any of its wholly owned subsidiaries, associated or affiliated companies, together with any of their permitted transferees and assignees;

“Liquidation Event”

any liquidation, winding up or dissolution of any Group Company, or any Sale Event, or any initial public offering of Securities in the Company which is not a Qualified IPO; for the avoidance of doubt, a Qualified IPO is not a Liquidation Event;

“Ordinary Shares”

ordinary shares of par value of US$0.0001 each in the capital of the Company;

“Ordinary Shareholder”

a holder of any Ordinary Share other than the ESOP Share;

“Original Contribution”

means in respect of Lehman Brothers Group, the purchase price of the Series A Preference Shares purchased by it under the Share Purchase Agreement, which totaled US$10,000,006 (at US$12.28416 per share, for 814,057 Series A Preference Shares in total); and in respect of BAPE Goup and Alpha, their pro rata share of the difference between the total subscription price of the Series A Preference Shares issued under the Share Subscription Agreement (US$16 million) and Lehman Brothers Group’ Original Contribution (US$10,000,006), which equal US$5,999,994. For the avoidance of doubt, BAPE Group’s Original Contribution shall be deemed to be US$4,999,994 and Alpha’s Original Contribution shall be deemed to be US$1,000,000.

“PRC” or “China”

the People’s Republic of China;

“Preference Shareholder(s)”

holder(s) of Series A Preference Shares;

“Prior Shareholders’ Agreement”

the shareholders’ agreement dated April 19, 2004, and entered into by and among Baring, Alpha, BVI (excluding BVI 6), BVI Existing Shareholders and the Company;

“Qualified IPO”

a firmly underwritten initial public offering by the Company of its Ordinary Shares on any public stock exchange of international reputation and standing with total offering proceeds to the Company of not less than US$50 million (or any cash proceeds of other currency of equivalent value) (before deduction of underwriters commissions and expenses);

“Sale Event”

any trade sale, merger, acquisition, reorganisation or other transaction involving any Group Company in which the original shareholders do not retain a majority of the voting power in the surviving entity, or any change in the control, or a sale of all or substantially all of the assets or business of any Group Company;

“SEC”

Securities and Exchange Commission of the United States of America, or any other federal agency for the time being administering the Securities Act;

“Securities”

any shares, stocks, debentures, funds, bonds, notes or any rights, warrants, options or interests in respect of any of the foregoing or any other derivatives or instruments having similar economic effect;

“Securities Act”

the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“Series A Preference Shares”

series A preference shares of par value of US$0.0001 each in the capital of the Company;

“Series A Preference Shareholder”

a holder of any Series A Preference Share;

“Shares”

any of the Ordinary Shares and the Series A Preference Shares;

“Shareholders”

any or all of those persons and entities at any time holding any class of Shares of the Company;

“Share Purchase Agreement”

the share purchase agreement dated March 7, 2007, and entered into by and among Baring, BVI (excluding BVI 6), BVI Existing Shareholders, Lehman Brothers and the Group Companies (excluding Bright Sound Limited);

“Share Subscription Agreement”

the share subscription agreement dated April 19, 2004, and entered into by and among Alpha, Baring, BVI (excluding BVI 6), BVI Existing Shareholders, WONG Sinfung and the Company;

“Subsidiary”

has the meaning ascribed to it by section 2 of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong);

“Subsidiary Boards” or “Subsidiary Board”

the boards of directors for the time being of each of the subsidiaries of the Company and a “Subsidiary Board” means any of them;

“US$”

United States dollars, the lawful currency of the United States of America;

“Warrantors”

BVI and BVI Existing Shareholders;

1.2	In this Agreement:

(a)	references to recitals, Clauses and Schedules are to the clauses and sub-clauses of, and the recitals and schedules to, this Agreement;

(b)	references to any statutory provision or any rule or regulation (whether or not having the force of law) shall be construed as references to the same as amended, varied, modified, consolidated or re-enacted from time to time and to any subordinate legislation made under such statutory provision;

(c)	references to parties are to parties of this Agreement;

(d)	words importing the singular include the plural and vice versa, words importing one gender include every gender, and references to persons include bodies corporate and unincorporated; and

(e)	headings are for ease of reference only and shall not affect the interpretation of this Agreement.

1.3	The recitals and the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals, the Schedules and the Exhibits.

1.4	The expressions “Ordinary Shareholders” and “Series A Preference Shareholders” shall, where the context permits, include their respective successors, assigns and personal representative (where applicable).

2.	BUSINESS OF THE GROUP

2.1	The Group Companies shall not conduct any business or activity other than in the field of the research and development, manufacture, and distribution of electronic education products in accordance with business plans approved by the Board or Subsidiary Boards (as the case may be).

2.2	Any business plan prepared by or for the Group Companies and delivered to the Preference Shareholders on or prior to or after the date hereof shall be carried out by such Group Company on a best endeavours basis.

3.	BOARD CONSTITUTION AND BOARD AND SHAREHOLDERS’ MEETING AND BOARD COMMITTEE

3.1	The maximum number of persons comprising each of the Board and the Subsidiary Boards shall be six (6) unless otherwise agreed by a majority vote of the Shareholders and consented to by Preference Shareholder(s) then holding no less than 51% of the issued Series A Preference Shares.

3.2	Preference Shareholder(s) holding no less than 51% of the issued and outstanding Series A Preference Shares shall be entitled, by written notice to the Company, to nominate and elect one (1) person to each of the Board and the Subsidiary Boards as director and to remove such director nominated by it and to nominate and elect other person to replace the person removed.

3.3	The Company and the Subsidiary shall provide to the observer(s), concurrently with the members of the Board and the Subsidiary Boards, in the same manner, notices of all meetings of the Board and the Subsidiary Boards and respective committees thereof and a copy of all materials and information provided to such members.

3.4	So long as the BVI is the legal and beneficial owner of not less than 51% of all the Shares, it shall be entitled to, by the written notice to the Company, Baring and Lehman Brothers, to nominate and elect four (4) persons to the Board as directors, and to remove such directors nominated by it and to nominate and elect other persons to replace the persons removed.

3.5	The directors on the Board and the Subsidiary Boards upon and after the completion of the Share Purchase Agreement shall be as follows:

Board: one (1) person to be nominated by Baring, four (4) persons to be nominated by BVI and one (1) person to be nominated by a unanimous resolution of all of the Shareholders.

Subsidiary Board (including but not limited to the Board of Subsidiaries wholly–owned by the Company): one (1) person to be nominated by Baring and four (4) persons to be nominated by BVI and one (1) person to be nominated by a unanimous resolution of all of the Shareholders.

3.6	Each of the Board and the Subsidiary Boards shall convene at least four (4) meetings in each fiscal year.

3.7	In relation to meetings of the Board and the Subsidiary Boards, each director shall be given not less than ten (10) Business Days’ written notice of meetings, but any meeting held without such notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting waive notice of the meeting in writing; and for this purpose, the presence of a director at a meeting shall be deemed to constitute a waiver on his part in respect of such meeting.

3.8	One (1) director appointed by the Preference Shareholders pursuant to Clause 3.2 above plus two (2) directors appointed by BVI constitute a quorum. A resolution signed by a majority of the directors (including at least one director nominated by Baring) of the Board or any Subsidiary Board, entitled to receive notice of a meeting of such directors shall be as valid and effectual for all purposes as a resolution of such directors duly passed at a meeting of the Board (or Subsidiary Board, as the case may be) duly convened, held and constituted provided that:

(a)	where such resolution is in relation to any contract or arrangement in which a director or directors are interested, it shall not be effective unless the number of directors signing the resolution who are not interested in the contract or arrangement would have constituted a quorum of directors if a meeting had been held for the purpose of considering the contract or arrangement;

(b)	when a director has approved a resolution by facsimile, the original of the signed copy shall be deposited with the relevant Group Company in its registered office or such other office as the relevant Group Company may designate for this purpose from time to time by such director as soon as possible thereafter. Any such resolution may consist of several documents, provided each such document is signed by one or more directors; and

(c)	resolutions relating to matters provided in Clause 4 shall not be effective unless and until any consent of Preference Shareholder(s) then holding no less than 51% of the issued Series A Preference Shares required under Clause 4 has been obtained.

3.9	BVI and BVI Existing Shareholders shall procure that the Subsidiary Board shall not pass or adopt any resolution in connection with a single transaction or a series of related transactions within any 12-month period in excess of US$100,000.00 except (i) with the prior written consent of the Board, (ii) not less than ten 10 Business Days’ prior written notice of such proposed resolution has been given to Lehman Brothers and at least one (1) director of the Board appointed by Baring.

3.10	The Board shall give not less than ten (10) Business Days’ notice of meetings of Shareholders to those persons whose names on the date the notice is given appear as Shareholders in the register of members of the Company and are entitled to vote at the meeting.

3.11	A meeting of the Shareholders is duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy:

(a)	the holders of Series A Preference Shares holding not less than an aggregate of 50% of the outstanding Series A Preference Shares; and

(b)	the holders of Ordinary Shares being not less than an aggregate of 50% of all Ordinary Shares in issue.

3.12	A meeting of Shareholders will be adjourned to the same time and place seven (7) Business Days later if a quorum is not present at that Shareholders’ meeting. If at such adjourned meeting a quorum is still not present within forty-five minutes from the time appointed for the meeting, the Shareholders present shall constitute a quorum. Except for the business as outlined in the notice to Shareholders, no other business shall be transacted thereat.

3.13	Each Series A Preference Share shall carry such number of votes as is equal to the number of votes of Ordinary Shares then issuable upon the conversion of such Series A Preference Shares into Ordinary Shares. The Series A Preference Shareholders and the other Shareholders shall vote together and not as a separate class.

3.14	Any shareholders’ meeting of any Group Company and any meeting of the Board or a Subsidiary Board may be held, and any shareholder or as the case may be director may participate in such meeting, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting are capable of hearing each other; and such participation shall be deemed to constitute presence in person at the meeting.

4.	MATTERS REQUIRING CONSENT OF PREFERENCE SHAREHOLDERS

4.1	Subject to applicable laws, the Shareholders and the Company shall each take all steps necessary to ensure that none of the Group Companies shall carry out any of the following actions, and no affirmative board or members’ resolution shall be adopted to approve or carry out the same, except with the prior written consent of Preference Shareholder(s) then holding no less than 51% of the issued Series A Preference Shares (provided that Preference Shareholder(s) holding no less than 51% of the issued Series A Preference Shares then outstanding shall consult Lehman Brothers before providing any such consent; it being understood that, notwithstanding any such consultation, any final decision with respect to such consent shall be made by such Preference Shareholder(s)):

(a)	any amendment, modification or change of any rights, preferences, privileges or powers of, or any restrictions provided for the benefit of, the Series A Preference Shares;

(b)	any action that authorises, creates or issues Securities of any class in the Group Company having rights superior to the Series A Preference Shares, whether in terms of voting rights or of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or dissolution of the Company, or having rights on a parity in all respects with the Series A Preference Shares;

(c)	any action that reclassifies or converts any issued Securities of the Company into Securities having rights superior to the preference or priority of the Series A Preference Shares, whether in terms of voting rights or of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or dissolution of the Company, or having rights on a parity in all respects with the Series A Preference Shares;

(d)	any amendment, modification or change to or of the memorandum or articles of association or other similar documents of any of the Group Companies that will directly or indirectly affect adversely the rights of the Series A Preference Shares;

(e)	any merger, sale, acquisition, consolidation or reorganisation of any Group Company with or into one or more corporations or any other entity(ies) (other than a merger or consolidation involving only the Company and its wholly owned Subsidiary) or any other transaction or series of related transactions (such merger, sale, acquisition, consolidation, reorganisation and transactions to be collectively referred to as “Transaction”), in which the relevant Group Company or its shareholders immediately prior to such Transaction will not, as a result of or subsequent to the Transaction, hold a majority of the voting power of the surviving or resulting entity;

(f)	the sale or Disposal of or creation of any Encumbrance over all or substantially all of the assets or any assets of any Group Company (including without limitation the Company’s interest in any of its Subsidiaries or the intellectual property or business in connection with any of its products as may be developed from time to time);

(g)	the commencement of any liquidation, dissolution, winding up or termination of any Group Company;

(h)	any borrowing or other incurrence of indebtedness (including the assumption of contingent liability under any guarantee, surety or indemnity but excluding any trade debts owed or trade credits granted) by any Group Company (in one transaction or a series of related transactions) in excess of US$100,000.00 within any 12-month period;

(i)	any material alteration or change in the business scope of any Group Company as set out in such company’s constitutional document or approved business plan or any material change in any Group Company’s business plan or any material change in the Company’s approved annual budget;

(j)	any increase in aggregate compensation (including all benefits) of any of the five (5) most highly compensated employees or officers of any Group Company by more than 50% in any twelve (12)months’ period;

(k)	any public offering of Securities of any Group Company that does not meet the requirements of a Qualified IPO;

(l)	any purchase or lease of any interest in land or real property or any other asset or equipment or the making of any investment, except for (i) any lease of land, real property, asset or equipment which does not exceed US$100,000.00 within a 12–month period and (ii) any purchase of equipment not exceeding US$100,000.00 within a 12-month period;

(m)	any change in the maximum number of directors of any Group Company, or the appointment or removal of the Chief Executive Officer, Chief Financial Officer, Chief Operation Officer and Chief Technology Officer of any Group Company;

(n)	the declaration or payment of any dividend or other distribution on the Ordinary Shares;

(o)	the entry into of any contract, agreement or arrangement with any person related to any Director or Ordinary Shareholder or which is other than at arm’s length;

(p)	any change in the authorised or issued share capital of any Group Company, or any issue or allotment of any Securities in any Group Company or any issue or grant of any Securities conferring on any person a right to acquire any Securities in any Group Company (except where such new issue or allotment falls within the exceptions in Clause 11.1;

(q)	the adoption, termination or material amendment of, or any increase or decrease in the number of options or shares which may be granted under any ESOP; and

(r)	the terms and conditions of appointment of and the compensation and salaries payable to any senior management personnel of any Group Company including without limitation the Chief Executive Officer, Chief Financial Officer, Chief Operation Officer and Chief Technology Officer of any Group Company, and any variations to any of such terms, conditions, compensation or salaries.

4.2	So long as Lehman Brothers is the owner of no less than 5% of all issued and outstanding share capital of the Company on a fully-diluted and as-converted basis, and subject to all applicable laws, the Shareholders and the Company shall each take all steps necessary to ensure that none of the Group Companies shall carry out any of the following actions, and no affirmative board or members’ resolution shall be adopted to approve or carry out the same, except with the prior written consent of Lehman Brothers:

(a)	any amendment, modification or change of any rights, preferences, privileges or powers of, or any restrictions provided for the benefit of, the Series A Preference Shares;

(b)	any amendment, modification or change to or of the memorandum or articles of association or other similar documents of any of the Group Companies that will directly or indirectly affect adversely the rights of the Series A Preference Shares; and

(c)	any IPO that does not meet the requirements of a Qualified IPO.

4.3	For proposals regarding the actions listed in Clause 4.1, Baring and Lehman Brothers shall express its opinion by written forms or electronic means within 7 days upon the receipt of the written proposal(s) of a Board meeting, otherwise the lack of response within the aforesaid period shall be deemed consent to such proposal(s).

5.	CONFIDENTIALITY

5.1	The terms and conditions of this Agreement (including its existence) shall be confidential information and shall not be disclosed by any party hereto or any of their Associates to any person not being a party hereto except as permitted under this Clause 5.

5.2	Notwithstanding Clause 5.1, any party hereto may disclose the terms of this Agreement to its investors, employees, investment bankers, lenders, accountants, attorneys, business partners, directors, shareholders and senior management and bona fide prospective investors, in each case only where such persons or entities are under appropriate non-disclosure obligations. For the avoidance of doubt, other than disclosures to the foregoing permitted persons, none of the parties may disclose the investment amounts in relation to the Series A Preference Shares held by the Preference Shareholders and the warrants, the amount of valuation of the Company, the rights and privileges of the Preference Shareholders under this Agreement, the Share Subscription Agreement, the Share Purchase Agreement and the share capital structure of the Company to any person except with the prior written consent of each of the Preference Shareholders (such consent not to be unreasonably withheld).

5.3	In the event that any party becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to make disclosure not permitted under Clause 5.1 and 5.2, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact so that the appropriate party may seek (with the co-operation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedies. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information to the extent reasonably requested by any Non-Disclosing Party.

5.4	Clauses 5.1, 5.2 and 5.3 shall cease to have effect and cease to be binding on the parties hereto after the expiry of six (6) months from the date of Completion (as such term is defined in the Share Purchase Agreement). For the avoidance of doubt, any information relating to the transactions contemplated hereby and by other Transaction Documents (as such term is defined in the Share Purchase Agreement), to the extent such information has been made public, through public disclosure in a registration statement or otherwise (not attributable to any party acting in violation of Clauses 5.1, 5.2 and 5.3), shall not be deemed confidential information.

6.	MANAGEMENT

6.1	The parties hereto confirm that the business and affairs of the Company shall be managed by the Board in the best interests of the Company taken as a whole. In furtherance of the foregoing, the parties hereto agree that, after the date hereof, neither they, nor any of their Associates will enter into any contract, agreement, arrangement or other transaction with the Company or any of its Subsidiaries unless the terms and provisions of such contract, agreement or other arrangement or the terms on which such transaction is conducted, as the case may be, are fair to the Company or such Subsidiary and are not less favourable than those obtainable in an arm’s length relationship.

6.2	Save as otherwise agreed between the parties, the Shareholders shall, and shall procure the directors nominated by them to, exercise their powers and control in relation to the Group Companies so as to ensure that each of the Group Companies shall:

(a)	carry on and conduct businesses and affairs in a proper and efficient manner and for its own benefit;

(b)	keep proper books of account and therein make true and complete entries of all its dealings and transactions of and in relation to its business; and

(c)	conduct its business in accordance with all applicable legal requirements, including the obtaining of all necessary licences, consents and approvals.

6.3	The parties acknowledge that an audit committee, a compensation committee and an investment committee of the Company or the Subsidiary have been established by the Board on or before Completion. The parties agree that:

(a)	each of the audit committee, the compensation committee and the investment committee consists of three (3) members, of which Baring shall have the right to nominate and appoint one (1) member on each of the audit committee and the compensation committee of the Board;

(b)	the audit committee of the Board shall be responsible for and in charge of the appointment of the auditors of the Company, the internal financial control and review, financial system improvement and maintenance and all corporate governance issues;

(c)	the compensation committee of the Board shall be responsible for and in charge of the terms and conditions of appointment of and the compensation and salaries (including any ESOP) of the senior management personnel of the Company;

(d)	the investment committee of the Board shall be responsible for and in charge of the decision-making for all major investments, and mergers and acquisitions; and

(e)	each of the audit committee, the compensation committee and the investment committee shall meet at least once every quarter.

6.4	In the event of the occurrence of the Drag Along Event as provided in Clause 14, the compensation committee of the Board shall use its reasonable endeavours to negotiate with the Acquirer (as defined in Clause 14.1) to offer to the senior management personnel of the Company at that time, a reasonable remuneration package with terms consistent with industry standards. This Clause shall not be construed as a condition to the exercise of the Drag Along Right in Clause 14 and does not operate and should not be regarded as a guarantee that any reasonable remuneration package will be offered, if at all, to the senior management personnel of the Company.

7.	DIVIDENDS

7.1	The Series A Preference Shareholders shall be entitled to receive out of any funds legally available therefor, when and if declared by the Board, dividends at the rate and in the amount as the Board considers appropriate.

7.2	No dividends or other distributions shall be declared, paid or distributed (whether in cash or otherwise) on any Ordinary Share or any other class of Shares unless and until a dividend in the like amount and kind has first been declared on the Series A Preference Shares on an as-if-converted basis and has been paid in full to the Series A Preference Shareholders.

8.	USE OF NAMES OR LOGOS

8.1	Except with the prior written authorization of Baring, none of the Group Companies or BVI, nor any other shareholders of either Group Companies or BVI shall be entitled to use, publish or reproduce the name, trademark or logo of “Baring” or any similar name, trademark and/or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes. Chinese translation for Baring ( ) shall be deemed as Baring names or logos.

8.2

Except with the prior written authorization of Lehman Brothers, none of the Group Companies or BVI, nor any other shareholders of either Group Companies or BVI shall be entitled to use, publish or reproduce the name, trademark or logo of “Lehman Brothers” or any similar name, trademark and/or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes. Chinese translation for Lehman Brothers ( ) shall be deemed as Lehman Brothers names or logos.

9.	EMPLOYEE SHARES

9.1	The Board shall have power to grant share options to the Key Employees, directors, consultants and officers of any Group Company to acquire Ordinary Shares pursuant to bona fide employment-related ESOP approved by the Board; provided that the total number of Shares issued or issuable pursuant to the ESOP shall not in aggregate exceed 5% of the fully-diluted issued share capital of the Company from time to time.

10.	INFORMATION RIGHTS

10.1	The Company shall deliver to each Preference Shareholder then holding no less than 5 percent of all the issued and outstanding share capital of the Company on a fully-diluted and as-converted basis the following documents and information of each Group Company:

(a)	audited annual consolidated financial statements within 90 days after the end of each fiscal year, audited by an international “Big 4” accounting firm with operations in the PRC, of the Company’s choice;

(b)	unaudited quarterly consolidated financial statements within 45 days of the end of each fiscal quarter;

(c)	unaudited monthly consolidated financial statements within 30 days of the end of each month;

(d)	copies of all quarterly, annual, extraordinary or other reports filed by the Company with the SEC or any other relevant securities exchange, regulatory authority or governmental agency and other documents and information sent to the Shareholders (in their capacity as a shareholder of the Company);

(e)	an annual budget within 30 days prior to the end of each fiscal year; and

(f)	copies of all board resolutions, board meeting agenda and meeting minutes.

All the financial statements referred to in this Clause 10.1 shall be prepared in conformance with IFRS and shall include a balance sheet, profit and loss accounts and statement of cash flows and, only in respect of audited statements, all directors’ notes thereto (if any).

10.2	Each Preference Shareholder then holding no less than 5 percent of all issued and outstanding share capital of the Company on a fully-diluted and as-converted basis shall have the following rights during normal business hours: (i) inspection rights of the books and records (including without limitation financial records) of all Group Companies; (ii) inspection rights of the plant, equipment, stock in trade and facilities of any Group Companies and (iii) the right to discuss the business, operations and management and other matters of any Group Companies with their respective directors, officers, employees, accountants, legal counsel and investment bankers.

10.3	The information and inspection rights under Clauses 10.1 and 10.2 shall terminate upon the closing of a Qualified IPO of the Company.

10.4	The information stipulated in Clause 10.1 of this Agreement shall be confidential information and shall not be disclosed by the Preference Shareholders to any person not being a party hereto except as permitted under Clause 5 of this Agreement.

11.	RIGHT OF FIRST OFFER

11.1	All Shareholders shall have a right of first offer to purchase and subscribe for an amount of any New Securities (as defined below) which the Company proposes to issue sufficient to maintain such Shareholder’s proportionate beneficial ownership interest in the Company (on an as-if-converted basis for Preference Shareholders). “New Securities” shall mean any Securities of the Company other than:

(a)	conversion rights applicable to the Series A Preference Shares;

(b)	Securities issued pursuant to a Qualified IPO;

(c)	Securities issued in consideration of a bona fide acquisition by the Company of another corporation by merger or purchase of substantially all its assets;

(d)	Securities issued to employees, officers or directors of any Group Company pursuant to ESOP provided that the issue of such Securities shall be subject to the restrictions set forth in Clause 9;

(e)	Securities issued upon exercise of any outstanding options or warrants; and

(f)	Securities issued pursuant to the consent in writing of all Shareholders for the time being.

11.2	If the Company wishes to make any issue of New Securities, it shall prior to such issue give each Shareholder a written notice of the proposed issue. The notice shall set forth the terms and conditions of the proposed issue (including the number of New Securities to be offered and the price, if any, for which the Company proposes to offer such New Securities), and shall constitute an offer to issue the relevant portion of the New Securities to the Shareholders on such terms and conditions.

11.3	All Shareholders may accept such offer by delivering a written notice of acceptance (an “Acceptance Notice”) to the Company within 14 Business Days after receipt of the notice of the Company of the proposed issue. Any Shareholder exercising its right of first offer shall be entitled to participate in the purchase of New Securities on a pro rata basis to the extent necessary to maintain its proportionate beneficial ownership interest in the Company (its “Pro Rata Portion”) (and for purposes of determining any Preference Shareholder’s Pro Rata Portion, any Shareholder or other security holder shall be treated as owning that number of Shares into which any outstanding convertible shares may be converted). If any shareholder fails to purchase or does not accept its Pro Rata Portion, the other Shareholder(s) shall have the right to purchase up to the balance of the New Securities not so purchased. This right of over-subscription may be exercised by each Shareholder by notifying the Company of its desire to purchase more than its Pro Rata Portion.

11.4	The Company shall, in writing, inform promptly each Shareholder which elects to purchase more than its Pro Rata Portion of the New Securities of any other Shareholder’s failure to do so.

11.5	If a Shareholder who elects to exercise its right of first offer does not complete the subscription of such New Securities within five (5) Business Days after delivery of its Acceptance Notice to the Company, the Company may complete the issue of New Securities on the terms and conditions specified in the Company’s notice within seven (7) Business Days following the expiration of such five (5) Business Day period.

11.6	If the Company does not complete the issue of the New Securities within such seven (7) Business Days’ period, the right of first offer provided in this Clause 11 in respect of such New Securities shall be deemed to be revived and the New Securities shall not be offered to any person unless first re-offered to all of the Shareholder(s) in accordance with this Clause 11.

11.7	The rights of each Shareholder under this Clause 11 shall terminate upon:

(a)	that point of time when such Shareholder no longer owns any Share; or

(b)	the consummation of a Qualified IPO.

12.	RIGHT OF FIRST REFUSAL

12.1	Lehman Brothers shall not Dispose of (including but not limited to lending, pledge, sell, short-sell), nor enter into any agreement to Dispose of or otherwise create any financial derivatives, options, rights, interests or encumbrances in respect of any Shares of the Company owned by Lehman Brothers within a period of time from the Completion Date (as defined in the Share Purchase Agreement) to the date falling 180 days after the listing of the Company under a Qualified IPO. If a Qualified IPO does not occur by June 30, 2008, subject to the other provisions of this Section 12, Lehman Brothers shall have the right to freely transfer any Shares of or other interests in the Company owned by it to any party of its choosing, at a price and on terms and conditions as determined by Lehman Brothers and its future buyer at their sole discretion.

12.2	Before any Shares may be sold or otherwise transferred or Disposed of by any Ordinary Shareholder or any Series A Preference Shareholder (“Selling Shareholder”) to any proposed purchaser or other transferee (“Proposed Transferee”), all the other Ordinary Shareholders and Series A Preference Shareholders (“Remaining Shareholders”) shall have a right of first refusal (“Right of First Refusal”) to purchase such shares (“Offered Securities”) in accordance with the terms of this Clause 12.

12.3	Before the transfer of any Offered Securities, the Selling Shareholder shall deliver to the Company and the Remaining Shareholders a written notice (“Transfer Notice”) stating:

(a)	the Selling Shareholder’s intention to sell or otherwise transfer or Dispose of such Offered Securities;

(b)	the number of Offered Securities to be transferred to each Proposed Transferee; and

The Transfer Notice shall constitute an irrevocable offer by the Selling Shareholder to sell the Offered Securities at the price for which the Selling Shareholder proposes to transfer the Offered Securities (“Offered Price”) to the Remaining Shareholders.

12.4	(a)

Each Remaining Shareholder shall have the right, upon notice to the Selling Shareholder at any time within ten (10) Business Days after receipt of the Transfer Notice (“Purchase Right Period”), to purchase its Pro Rata Share (as defined below) of all or any of such Offered

Securities at the Offered Price and upon the same terms (or terms as similar as reasonably practicable) upon which the Selling Shareholder is proposing or is to Dispose of such Offered Securities, and the Selling Shareholder shall, upon receipt of the notice of purchase from a Remaining Shareholder, sell such Offered Securities to such Remaining Shareholder pursuant to such terms. In respect of a Remaining Shareholder, its “Pro Rata Share” for the purposes of this Clause shall mean the ratio of (i) the number of Securities (on an as-if-converted basis) held by such Remaining Shareholder bears to (ii) the total number of Securities (on an as-if-converted basis) held by all the Remaining Shareholders.

(b)

The Selling Shareholder shall grant to the Remaining Shareholders the right of over-subscription such that if any Remaining Shareholder fails to purchase its Pro Rata Share, the other Remaining Shareholders shall have the right (on a pro rata basis or such other basis as may be agreed among the Remaining Shareholders) to purchase up to the balance of the Offered Securities not so purchased. Such right of over-subscription may be exercised by any Remaining Shareholder by notifying the Selling Shareholder of its desire to purchase more than its Pro Rata Share.

(c)

Upon expiration of the Purchase Right Period, the Selling Shareholder will provide notice to each remaining Shareholders as to whether the Right of First Refusal has been exercised by any of the Remaining Shareholders and whether any of them intends to exercise the right of over subscription (“Expiration Notice”).

12.5	If and to the extent any of the Offered Securities proposed in the Transfer Notice to be transferred are not purchased by the Remaining Shareholders, then after the issue of the Expiration Notice and subject to the co-sale rights set forth in Clause 13, the Selling Shareholder may sell or otherwise transfer or Dispose of such Offered Securities which have not been purchased to the Proposed Transferee(s) at the Offered Price or at a higher price.

12.6	The rights of a Shareholder under this Clause 12 shall terminate upon:

(a)	that point in time when such Shareholder no longer owns any Share in the Company; or

(b)	the consummation of a Qualified IPO.

13.	CO-SALE RIGHTS

13.1	In the event that the Selling Shareholder is any of the BVI, each Preference

Shareholder shall have the right to participate in any sale or Disposal to the Proposed Transferee upon the same terms and conditions as set forth by the Selling Shareholder in the Transfer Notice in accordance with the terms and conditions set forth in this Clause 13 and provided that such Preference Shareholder converts all Securities, the subject of such sale, to Ordinary Shares prior to the completion of a sale pursuant to this Clause 13. Each Preference Shareholder shall exercise its right by delivering to the Selling Shareholder, within five (5) Business Days after receipt of the Expiration Notice, written notice of its intention to participate, specifying the number of Ordinary Shares such Preference Shareholder desires to sell to the Proposed Transferee. At the closing of the transaction, such Preference Shareholder shall deliver one or more certificates representing the number of Ordinary Shares which it elects to sell hereunder together with instrument of transfer and other documents necessary for transfer of such Ordinary Shares to the Proposed Transferee, and the Selling Shareholder shall procure that the Proposed Transferee shall pay to such Preference Shareholder a pro rata amount of the purchase price received from the Proposed Transferee. To facilitate the sale and delivery of share certificate of such Ordinary Shares of the selling shareholder, the Company undertakes to the Preference Shareholders that it shall, subject to compliance with all applicable laws, effect and register the conversion of Series A Preference Shares into Ordinary Shares, and provide relevant share certificates therefor to the selling shareholder as soon as practicable upon any request for conversion.

13.2	Each Preference Shareholder shall have the right to co-sell up to such number of Shares equal to the product of (1) the number of Offered Securities multiplied by (2) a fraction, the numerator of which is the number of Ordinary Shares issuable upon conversion of all Securities (excluding any outstanding warrants) owned by such Preference Shareholder, and the denominator of which is (i) the number of the numerator plus (ii) the number of Securities (on an as-if-converted basis with the exclusion of any outstanding warrants) held by the Selling Shareholder and all other Preference Shareholders (if any). In the event that the Proposed Transferee desires to purchase a number of Shares different from the amount of the Offered Securities, the amount that the Proposed Transferee desires to purchase shall be substituted for Offered Securities in the above equation for the purpose of determining each Preference Shareholder’s participation rights.

13.3	If the Proposed Transferee refuses to purchase Shares from any Preference Shareholder exercising its rights of co-sale under this Clause 13, the Selling Shareholder shall not sell to the Proposed Transferee any Shares unless and until, simultaneously with such sale or transfer, such Selling Shareholder shall purchase such Shares from such Preference Shareholder on the same terms and conditions specified in the Transfer Notice.

13.4	The exercise or non-exercise of the right to participate under this Clause 13 with respect to a particular sale or Disposal by any Selling Shareholder shall not adversely affect any Preference Shareholder’s right to participate in subsequent sales or Disposals by any Selling Shareholder pursuant to this Clause 13.

13.5	Any sale, assignment or other transfer or Disposal of Offered Securities by any Selling Shareholder contrary to the provisions of this Agreement shall be null and void, and the transferee shall not be recognized by the Company as the holder or owner of the Offered Securities sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights), unless and until such Selling Shareholder has satisfied the requirements of this Agreement with respect to such sale or Disposal.

13.6	The Right of First Refusal set forth in Clause 12 and the co-sale rights set forth in Clauses 13.1 to 13.5 shall not apply to:

any transfer of Shares to a wholly-owned subsidiary of the Selling Shareholder or a wholly-owned subsidiary of the holding company of the Selling Shareholder or to any member(s) of BAPE Group or Lehman Brothers Group (if the Selling Shareholder is the Preference Shareholder or another member of BAPE Group or Lehman Brothers Group) (“Permitted Transferee”),

provided that in each case the Selling Shareholder shall remain to be bound by this Agreement and the Permitted Transferee shall agree to be bound by this Agreement and that the Selling Shareholder shall procure that the Permitted Transferee shall not transfer its Shares except to the Selling Shareholder or other Permitted Transferee(s) of the Selling Shareholder.

13.7	The rights of a Preference Shareholder under Clauses 13.1 to 13.6 shall terminate upon:

(a)	that point of time when such Preference Shareholder no longer owns any Share of the Company; or

(b)	the consummation of a Qualified IPO.

13.8	Each certificate representing the Shares shall bear legends in the following form (in addition to any legend required under any other applicable securities laws):

The securities represented by this certificate are subject to certain restrictions on transfer as set forth in an Amended and Restated Shareholders’ Agreement dated as of March 16, 2007, a copy of which is on file at the principal office of the Company and will be furnished upon request to the holder of record of the shares represented by this certificate.

13.9	The parties hereto agree that any purchaser of Shares (unless already a party to this Agreement) from a Selling Shareholder shall be required to sign a deed confirming its agreement to be bound by this Agreement as a condition of his becoming a Shareholder.

13.10	The above provisions of this Clause 13 shall be mutatis mutandis applicable to BVI in the event that the Selling Shareholder is any of Preference Shareholders.

14.	DRAG-ALONG RIGHT

14.1	In the event that any person or entity (“Acquirer”) offers to acquire the entire issued share capital of the Company at a consideration of not less than US$400,000,000.00 (“Drag Along Event”), the Preference Shareholders holding no less than an aggregate of 90% of the outstanding Series A Preference Shares shall have the right to give notice (“Drag Along Notice”) to all other Shareholders to require all other Shareholders to sell and transfer all (but not part) of their Shares and other Securities to the Acquirer and (if applicable) the benefit of all loans owing by any Group Company to the Shareholders, subject to and upon such terms and conditions as the Preference Shareholders may require (including, for example, title warranties from each Shareholder and representations, warranties and indemnities from the Shareholders and regarding the Group Companies).

14.2	After receipt of the Drag Along Notice by the other Shareholders, BVI Existing Shareholders shall procure BVI and all other Shareholders (other than the Preference Shareholders) to sell and transfer, to the Acquirer all their Shares and other Securities (including without limitation Shares and options under ESOP) and (if applicable) the benefit of all loans owing by any Group Company to the Shareholders, and shall sign and execute, and procure BVI and all other Shareholders (other than the Preference Shareholders) and the Company to sign and execute, such documents, deeds and instruments as required by the Preference Shareholders and shall take such steps, and procure BVI and all other Shareholders (other than the Preference Shareholders) and the Company to take such steps, as required by the Preference Shareholders for the purposes of or in connection with such sale. BVI and BVI Existing Shareholders hereof undertake jointly and severally that once they are aware of any prospects of an Acquirer making an offer, they shall not take any step or action which may result in such offer being frustrated or materially revised.

14.3	Upon receipt of the written request that sets out the details including but not limited to the identity of the Acquirer, the price and payment terms of the Drag Along Event of the Preference Shareholder, BVI and each of BVI Existing Shareholders shall execute, and shall procure all Shareholders (other than the Preference Shareholders) to execute, in favour of the Preference Shareholders a power of attorney in an agreed form authorising the Preference Shareholders to sign all documents and take all steps for and on behalf of them in connection with the sale under this Clause 14, provided that such acquisition is conducted by an Acquirer independent from BAPE Group or Lehman Brothers Group at a fair market price of no less than any other offered consideration for the time being.

15.	REDEMPTION

15.1	So long as there has not been a Qualified IPO or a Liquidation Event, any holder of Preference Shares shall have the right at any time and from time to time commencing from June 30, 2009 to require and demand the Company to redeem all (but not part) of its Preference Shares (such holder of Preference Shares requesting redemption, the “Redeeming Preference Shareholder”), and the Company shall, unless prohibited by applicable laws, redeem all of such Redeeming Preference Shareholder’s Preference Shares within thirty (30) days from the date of the redemption notice given to the Company.

15.2	The initial redemption price (“Redemption Price”) payable on the Redeeming Preference Shareholder’s Series A Preference Shares is, subject to adjustment for combinations, consolidations, subdivisions, or stock splits or the like with respect to such shares, the total of:-

(a)	the amount of any dividend relating to such Series A Preference Shares which has been declared by the Company but unpaid, to be calculated up to and including the redemption date (as defined below); and

(b)	the Redeeming Preference Shareholder’s Original Contribution.

15.3	Redemption of the Preference Shares is effected by the holder thereof giving the Company not less than 30 days’ notice (“redemption notice”) at any time after June 30, 2009. The redemption notice shall specify the number of Preference Shares to be redeemed, the date of the redemption (“redemption date”) and the place at which the certificates for the Preference Shares are to be presented for redemption.

15.4	On the redemption date the holder of the Preference Shares who has served the redemption notice is bound to deliver to the Company at the place stated in the redemption notice the certificate (or certificates) for those shares (or, in the case of lost certificates, an indemnity in a form reasonably satisfactory to the Directors). On receipt, the Company shall pay to the holder (or, in the case of joint holders, to the holder whose name stands first in the register in respect of the Preference Shares) the redemption money due to it.

16.	LIQUIDATION

16.1	If a Liquidation Event occurs, then subject to Clause 16.2, all the assets and funds of the Company available for distribution to members shall, subject to all applicable laws, be distributed pro rata among all the holders of Preference Shares (on an as if converted basis) and Ordinary Shares.

16.2	Nevertheless of the provisions in Clause 16.1, If the Liquidation Event is a Sale Event, then instead of receiving the distributions in accordance with Clause 16.1 above, each of the Preference Shareholders shall be entitled, in its absolute discretion and election, to receive either:

(a)	a portion of the proceeds of such Sale Event, in the form of cash, shares or other assets payable under such Sale Event, in proportion to the shareholding of such holder of Preference Shares in the Company (on an as-if-converted basis);

(b)	in respect of any Preference Shareholder other than Baring, if the selling price of the Company is less than US$175,000,000.00 in a Sale Event, (i) a cash amount equal to 1.5 times such Preference Shareholder’s Original Contribution, plus all declared but unpaid dividends and distributions on its Preference Shares, and (ii) after the amount as set forth in Clause 16.2(b)(i) has been fully paid to the Preference Shareholders, any remaining assets and funds of the Company available for distribution shall be distributed pro rata among all the Shareholders; or

(c)	in respect of Baring, if the selling price of the Company is less than US$100,000,000.00 in a Sale Event, (i) a cash amount equal to 1.5 times such Preference Shareholder’s Original Contribution, plus all declared but unpaid dividends and distributions on its Preference Shares, and (ii) after the amount as set forth in Clause 16.2(c)(i) has been fully paid to the Preference Shareholders, any remaining assets and funds of the Company available for distribution shall be distributed pro rata among all the Shareholders, and the parties hereto (other than the Preference Shareholders) shall procure that the proceeds of such Sale Event shall be applied and paid in such manner as required by the holders of Preference Shares to give effect to this Clause 16.2 and shall take and procure the taking of all necessary actions to give effect to this Clause 16.2 including without limitation the Board and/or the Company’s shareholders passing any necessary resolutions for the distribution of such proceeds to the holders of Preference Shares and the giving of payment direction to the payer of such proceeds to pay the relevant amount of the proceeds directly to the holders of Preference Shares.

17.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

17.1	Each of Warrantors hereby jointly and severally represents, warrants and undertakes to each Preference Shareholder who then holds no less than 5% of all issued and outstanding share capital of the Company on a fully-diluted and as-converted basis that:

(a)	as at the date hereof, BVI Existing Shareholders are beneficiary owners of BVI’s entire issued share capital;

(b)	BVI Existing Shareholders shall obtain a prior written consent from such Preference Shareholders if any of them by any means intends to sell or Dispose of any number of his/her shares in BVI unless the BVI Existing Shareholders transfer the Shares in BVI to his/her Associate.

(c)	Warrantors shall obtain a prior written consent from such Preference Shareholders if there is any change in BVI’s shares or beneficial shareholders or Control or in its directorship or its management.

(d)	each of them shall indemnify such Preference Shareholders from and against all losses, liabilities, claims, costs and expenses (including without limitation legal costs) which may be suffered or incurred by the Preference Shareholders directly or indirectly as a result of, arising from or in connection with any delay, default or failure on the part of any of the Existing Shareholders, to duly and punctually perform any of their respective obligations under this Agreement;

17.2	Each of Warrantors hereby jointly and severally undertake to the Preference Shareholders that each of them shall guarantee, cause and procure the due and punctual performance by BVI, of its obligations under this Agreement.

17.3	In the event that any of the BVI Existing Shareholders intends to sell, transfer or otherwise Dispose of his shares in BVI, each of the Preference Shareholders shall have the right of first offer, the right of first refusal and the co-sale rights, to sell, transfer or Dispose of its shares in the Company subject to similar mechanism and procedures as set forth in Clause 11, 12, and 13 hereof. However, if any of the BVI Existing Shareholders intends to assign, or transfer his/her shares in the BVI to his Associate, the first right of refusal and the co-sale right as provided in Clause 12 and 13 shall not apply.

17.4

Each of the Warrantors and the Company hereby jointly and severally undertake to each Preference Shareholder who then holds no less than 5% of all issued and outstanding share capital of the Company on a fully-diluted and as-converted basis that the Company shall use commercially reasonable efforts to avoid classification as a passive foreign investment company (“PFIC”) for the current and any future taxable year; provided, however, that satisfaction of this covenant shall not require the Company or any of the Group Companies to spend the cash currently on hand, earned in the ordinary course of business, and received pursuant to the Share Purchase Agreement or in a Qualified IPO other than in the ordinary course of the Company and the Group Companies’ business. The Company shall comply with a written request of a Preference Shareholder then holding no less than 5% of all issued and outstanding share capital of the

Company on a fully-diluted and as-converted basis to provide such information as may reasonably be necessary (i) to determine whether the Company or any Group Company is or may be a “controlled foreign corporation” or a PFIC, (ii) for such Preference Shareholder to comply with any tax reporting or filing requirement, and (iii) (to the extent the Company or any Group Company is a PFIC) to make a qualified electing fund election pursuant to Section 1295 of the United States Internal Revenue Code of 1986, as amended (including the provision of a complete and accurate “PFIC Annual Information Statement” within sixty (60) days of the end of the taxable year for which it is requested), and to make annual filings on such U.S. federal tax returns with respect to such election.

18.	CONVERSION

18.1	The holders of Preference Shares shall have conversion rights as follows:

(a)	Right to Convert. Unless converted earlier pursuant to Clause 18.1(b) below, each Series A Preference Share shall be convertible, at the option of the holder thereof, at any time after the date hereof into such number of fully paid and non-assessable Ordinary Shares as determined by dividing (i) in the case of Lehman Brothers Group, US$12.28416, and (ii) in the case of BAPE Group and Alpha, US$4.9065, by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Ordinary Shares shall be issuable upon conversion of the Series A Preference Shares (the “Series A Conversion Price”) shall initially be (i) in the case of Lehman Brothers Group, US$12.28416, and (ii) in the case of BAPE Group and Alpha, US$4.9065, per Ordinary Share. For the avoidance of doubt, each of Lehman Brothers Group and BAPE Group and Alpha shall in respect of their Series A Preference Shares have different Series A Conversion Prices, as initially determined above and subject to adjustments as hereinafter provided.

(b)	Automatic Conversion. Each Preference Share shall, subject to the Company being permitted by all applicable laws to effect the conversion thereof, automatically be converted into Ordinary Shares at the then effective applicable Series A Conversion Price in accordance with Clause 18.1 (a) upon the closing of a fully underwritten Qualified IPO (such event being referred to herein as an “Automatic Conversion”).

On and after the date of an Automatic Conversion, notwithstanding that any certificates for the Preference Shares shall not have been surrendered for conversion, the Preference Shares evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the Ordinary Shares to which such holder shall be entitled upon conversion thereof, (ii) to receive the amount of cash payable in respect of any fractional share of Ordinary Shares to which it shall be entitled and (iii) with respect to dividends declared but unpaid on Preference Shares prior to such conversion date.

18.2	Mechanics of Conversion.

(a)	The Directors may effect a conversion of Series A Preference Shares in any manner permitted by applicable law, including (A) redeeming or purchasing the relevant Series A Preference Shares and immediately applying the proceeds towards payment for such number of Ordinary Shares calculated in accordance with Article 18 or (B) varying the rights attaching to the Series A Preference Shares. For the purposes of any purchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business immediately following the date upon which such payment is to be made, make payments out of its capital or share premium account. For the purpose of any conversion by variation of rights attaching to Series A Preference Shares pursuant to and in accordance with this Article 18 alone, each Shareholder of Series A Preference Shares shall be deemed to have given its consent to such variation without the need for any notice to be given by/to such Shareholder. Any Series A Preference Shares converted by way of redemption shall be cancelled and the amount of the Company’s issued share capital shall be diminished by the par value of those Series A Preference Shares accordingly; but the conversion by way of redemption shall not be taken as reducing the amount of the Company’s authorised share capital.

(b)	No fractional Ordinary Shares shall be issued upon conversion of the Preference Shares. All Ordinary Shares (including any fractions thereof) issuable upon conversion of Preference Shares by a holder thereof shall be aggregated for purposes of determining whether the issuance would result in the issuance of any fractional share. In lieu of any fractional shares to which the holder thereof would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Series A Conversion Price, unless the payment would amount to less than US$50 in aggregate payable to any single converting holder of Preference Shares in which case such amount will not be distributed but shall be retained for the benefit of the Company.

(c)

Before any holder of the Preference Shares shall be entitled to convert the same into Ordinary Shares and to receive certificates therefor, such holder shall give not less than two (2) Business Days prior written notice to the Company at such office that it elects to convert the same and surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preference Shares on the expiry of such fourteen (14) day period; provided, however, that in the event of an

Automatic Conversion pursuant to Clause 18.1(a), the outstanding Preference Shares shall, subject to compliance with all applicable laws, be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Ordinary Shares issuable upon such Automatic Conversion unless the certificates evidencing such Preference Shares are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed.

(d)	The Company shall, as soon as practicable after such delivery, or such notification in the case of a lost certificate (subject to of an indemnity by the holder in a form reasonably satisfactory to the Directors), issue and deliver at such office to such holder of the Preference Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be made on the date on which the relevant entries are made on the register of members of the Company in respect of such conversion, and the person or persons entitled to receive Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date. Where an Automatic Conversion is effected by the redemption or purchase of the relevant Series A Preference Shares and the issue of Ordinary Shares, the Directors shall ensure that entries on the register of members of the Company recording the redemption or purchase of the Series A Preference Shares and issue of the Ordinary Shares are made on the date that the Company’s Ordinary Shares are listed on the relevant exchange pursuant to the Qualifying IPO. For the avoidance of doubt, no conversion shall prejudice the right of a holder of Preference Shares to receive dividends and other distributions declared but not paid as at the date of conversion on the Preference Shares being converted.

18.3	Adjustments to Conversion Price.

(a)

Adjustments for Dividends, Splits, Subdivisions, Combinations, or Consolidation of Ordinary Shares. In the event the number of Ordinary Shares shall be increased by a stock dividend payable in Ordinary Shares, stock split, subdivision, or other similar transaction, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of Ordinary Shares. In the event the number of Ordinary Shares shall be decreased by a reverse stock split, combination, consolidation, or other similar transaction, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of Ordinary Shares.

Except to the limited extent provided for in the case of a reverse stock split, combination, consolidation or other similar transaction or the readjustment set out in the previous paragraph of Clause 18.3(a), no adjustment of the Series A Conversion Price pursuant to Clause 18.3 shall have the effect of increasing the Series A Conversion Price above the Series A Conversion Price in effect immediately prior to such adjustment.

(b)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities of the Company other than Ordinary Shares and other than as otherwise adjusted in this Clause 18, then and in each such event provision shall be made so that the holders of Preference Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company which they would have received had their Preference Shares been converted into Ordinary Shares immediately prior to such record date or on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Clause 18 with respect to the rights of the holders of Preference Shares. If the Company shall declare a distribution payable in securities of other persons, evidence of indebtedness of the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in this Clause 18.3(b), the holders of Preference Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares of the Company into which their Preference Shares are convertible as of the record date fixed for determination of the holders of Ordinary Shares of the Company entitled to receive such distribution.

(c)

Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preference Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preference Shares shall be convertible into, in lieu of the number of Ordinary Shares which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of such other class or classes of stock into which the Ordinary Shares that would have been subject to receipt by the holders of Preference Shares upon conversion of such Preference Shares immediately before that change would have been changed into.

(d)	Adjustments on Issuance of Additional Stock. If the Company shall issue any “Additional Stock” (as defined below) for a consideration per share (“New Purchase Price”) less than any Preference Shareholder’s Series A Conversion Price in effect on the date and immediately prior to such issue, then and in each such event unless as otherwise agreed by such Preference Shareholder, such Preference Shareholder’s Series A Conversion Price shall be reduced, concurrently with such issue, to a price equal to the New Purchase Price.

For purposes of this Clause 18.3(d), “Additional Stock” shall mean all Ordinary Shares issued by the Company and/or issuable under any rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or any securities convertible or exchangeable into Ordinary Shares, after the date on which the Series A Preference Shares were first issued (“Series A Original Issue Date”) other than Ordinary Shares issued or issuable at any time (I) upon conversion of Preference Shares; (II) upon exercise of warrants, rights or options outstanding as at the Series A Original Issue Date (including any Ordinary Shares into which outstanding Preference Shares are convertible); (III) to officers, directors, and employees of, and consultants to, the Company pursuant to the Company’s equity incentive plan; (IV) as a dividend or distribution with respect to the Preference Shares; or (V) pursuant to equipment financing or leasing arrangements or bank financing transactions or in connection with business combinations or corporate partnering agreements or other similar arrangements approved by the Directors.

For the purpose of making any adjustment to the Series A Conversion Price as provided above, the consideration received by the Company for any issue or sale of Ordinary Shares shall be computed:

(A)	to the extent it consists of cash, as the amount of cash received by the Company before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale;

(B)	to the extent it consists of property other than cash, at the fair market value of that property as reasonably determined in good faith by the Directors; and

(C)	if Ordinary Shares are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Directors to be allocable to such Ordinary Shares.

If the Company (1) grants any rights or options to subscribe for, purchase, or otherwise acquire Ordinary Shares, or (2) issues or sells any security convertible or exchangeable into Ordinary Shares, then, in each case, the price per Ordinary Share issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Company as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities, by the maximum number of Ordinary Shares issuable on the exercise of conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of Ordinary Shares issuable on exercise or conversion at the price per share determined under this Clause 18.3(d), and the Series A Conversion Price, will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of such Series A Conversion Price will be made as a result of the actual issuance of Ordinary Shares on the exercise of any such rights or options or the conversion of any such convertible securities.

Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Ordinary Shares, the Series A Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Ordinary Shares. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Series A Conversion Price then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of Ordinary Shares actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.

(e)	Other Adjustment Events. If the holders of at least a majority of the then outstanding Preference Shares reasonably determine that an adjustment should be made to the Series A Conversion Price as a result of one or more events or circumstances not referred to in this Clause 18.3, the Company shall request such firm of internationally recognized independent accountants jointly selected by the Company and such holders, acting as experts, to determine as soon as practicable what adjustment (if any) to the Series A Conversion Price is fair and reasonable to take account thereof and the date on which such adjustment should take effect, and upon such determination such adjustment (if any) shall be made and shall take effect in accordance with such determination. The costs, fees and expenses of the accountants selected shall be borne by the Company.

(f)	Extension of General Offer. So long as any Preference Shares are outstanding and the Company becomes aware that an offer is made or an invitation is extended to all holders of Ordinary Shares generally to acquire all or some of the Ordinary Shares or any scheme or arrangement is proposed for that acquisition, the Company shall forthwith give notice to all holders of Preference Shares and the Company shall use its best endeavours to ensure that there is made or extended at the same time a similar offer or invitation, or that the scheme or arrangement is extended, to each holder of Preference Shares, as if its conversion rights had been fully exercised on a date which is immediately before the record date for the offer or invitation or the scheme or arrangement at the Series A Conversion Price applicable at that time.

(g)	Notices Regarding Winding-up. If, at any time when any Preference Shares are outstanding, a notice is given announcing the convening of a meeting of the members of the Company for the purpose of passing a resolution for the winding up of the Company, the Company forthwith shall give notice to all holders of Preference Shares. Each such holder shall be entitled at any time within two (2) weeks after the date on which such notice is given (but not thereafter) to elect by notice in writing delivered to the Company to be treated as if it had, immediately before the date of the passing of such resolution, exercised its conversion rights in respect of all Preference Shares of which it is the holder and it shall be entitled to receive an amount equal to the amount which it would have received had it been the holder of Ordinary Shares to which it would have become entitled by virtue of such exercise.

(h)	No Adjustment. No adjustment of the Series A Conversion Price shall be made in an amount less than US$0.01 per Preference Share.

18.4

No Impairment. The Company will not, by amendment of its Memorandum or Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Clause 18 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preference Shares against impairment.

18.5	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Clause 18, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of Preference Shares subject to such adjustment or readjustment, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request of any holder of Preference Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable conversion price then in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preference Shares.

18.6	Notices of Record Date. In the event that the Company shall propose at any time:

(a)	to declare any dividend or distribution upon its Ordinary Shares or other class or series of shares, whether in cash, property, stock, or other securities, and whether or not a regular cash dividend;

(b)	to offer for subscription pro rata to the holders of any additional shares of any class or series or other rights;

(c)	to effect any reclassification or recapitalization of its Ordinary Shares outstanding involving a change in the Ordinary Shares; or

(d)	to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property, assets or business, or a majority of the capital stock of the Company, or to liquidate, dissolve, or wind up;

then, in connection with each such event, the Company shall send to the holders of Preference Shares:

(A)	at least 30 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Ordinary Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in subparagraphs (c) and (d) of this Clause 18.6; and

(B)	in the case of the matters referred to in

subparagraphs (c) and (d) of this Clause 18.6, at least 30 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Ordinary Shares shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preference Shares at the address for each such holder as shown on the books of the Company.

18.7	Issue Taxes. The Company shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Ordinary Shares on conversion of Preference Shares pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

18.8	Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of Preference Shares, such number of Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preference Shares, and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preference Shares, the Shareholders will take such corporate action as may be necessary to increase the authorized but unissued Ordinary Shares to such number as shall be sufficient for such purpose, including, without limitation, approving of any necessary amendment to its Memorandum or Articles of Association.

19.	INITIAL PUBLIC OFFERING

19.1	It is the intention of the parties to seek a registered public offering (“IPO”) of Securities of the Company (or as the case may be, Securities of the relevant entity resulting from any merger, reorganisation or other arrangements made by the Company for the purposes of public offering) (“IPO Shares”) in the United States of America, London, Hong Kong, Singapore or a reputable stock exchange in any other jurisdiction as determined by the Company provided that the parties and the Company shall pursue an IPO that satisfies the terms and conditions of a Qualified IPO.

19.2	Preference Shareholders shall be entitled to the registration rights set out in Schedule 5. Such registration rights shall terminate upon (a) the third anniversary of the closing of a Qualified IPO, or (b) the expiry of five (5) years from the date of completion of the Share Purchase Agreement, whichever is the later.

19.3	In the event that the Company (or as the case may be, the relevant entity resulting from any merger, reorganisation or other arrangements made by the Company for the purposes of public offering) intends to effect an IPO outside of the United States of America, the parties hereto agree that the Preference Shareholder shall, to the extent permitted by the relevant laws, regulations and rules of the relevant stock exchange, have the same registration rights or rights as similar to such registration rights as permissible under the relevant laws, regulations and rules.

19.4	In addition to the rights set out in Clauses 19.2 and 19.3 above, each of the Preference Shareholders shall be entitled to sell up to such number of Shares which is equal to the number of Shares offered by the other Shareholders as vendor shares in an IPO.

20.	RESTRICTIVE COVENANTS

20.1	BVI and BVI Existing Shareholders hereof acknowledge that the Preference Shareholders agrees to invest in the Company and become a Preference Shareholder on the basis of continued and exclusive services of and diligent devotion and commitment by BVI Existing Shareholders and BVI to the Group Companies, and agree that the Preference Shareholders should have reasonable assurance of such basis of investment. Each of BVI Existing Shareholders and BVI hereof jointly and severally undertakes to any Preference Shareholder who then holds no less than 5% percent of all the issued and outstanding share capital of the Company on a fully-diluted and as-converted basis that neither he nor any of his Associates will directly or indirectly:

(a)

Up to the last day of the 12th month after the Qualified IPO, ( “Restriction Period”), participate, assist, be concerned with, engaged or interested in, any business or entity in any manner, directly or indirectly, which is in competition with the business carried on by any Group Company at any time during the Restriction Period;

(b)	during the Restriction Period, solicit in any manner any person who is or has been during the Restriction Period a customer or client of any Group Company for the purpose of offering to such person any goods or services similar to or competing with any of the businesses conducted by any Group Company at any time during the Restriction Period;

(c)	during the Restriction Period, solicit or entice away, or endeavour to solicit or entice away, any employee or officer of any Group Company;

(d)	at any time disclose to any person, or use for any purpose, any information concerning the business, accounts, finance, transactions or Intellectual Property rights of any Group Company or any trade secrets or confidential information of or relating to any of the Group Companies;

(e)	during the Restriction Period, none of BVI Existing Shareholders or BVI may hold 5% or more shares in another business or entity (regardless of whether such business or entity is in competition, directly or indirectly, with the business carried on by any Group Company), unless a prior written consent is obtained from Preference Shareholder(s) then holding no less than 51% of the issued Series A Preference Shares; except for the business or entity where the BVI Existing Shareholders or BVI or their Associate does not act as an senior management officer, a director, or otherwise actively participate in the management, and in such case they may hold up to 20% of the Shares or equity interests in such business or entity, except for the investment and directorship in Sichuan Nanshan Bridge Co., Ltd., Chengdu Noah Electronic Co., Ltd. and Shenzhen Noah Industrial Co., Ltd. as being disclosed to Baring and Lehman Brothers.

20.2	Each undertaking in paragraphs (a), (b), (c) (d) and (e) of this Clause 20.1 shall be treated as independent of the other undertakings so that, if any of them is held to be invalid or unenforceable for any reason, the remaining undertakings shall be valid to the extent that they are not affected.

20.3	Each of BVI Existing Shareholders and BVI hereby expressly acknowledges and declares that it has duly considered the undertakings set out in Clause 20.1 and considers that they are reasonable in the circumstances, and warrants and undertakes to the Preference Shareholders that it shall not challenge or query the validity and enforceability of these undertakings.

20.4	Without prejudice to any rights or remedies of the Preference Shareholders under law, if any of BVI Existing Shareholders or BVI (“Defaulter”) is in breach of Clause 20.1(c), and more than 10 employees and/or officers of any Group Company are solicited or enticed away, such Defaulter shall be individually liable to pay to the Preference Shareholders on demand liquidated damages in the sum of US$ 5 million. The parties agree that this sum is paid as liquidated damages and not as penalty, and agree that this sum is a genuine pre-estimate in good faith of the loss suffered by the Preference Shareholders in such circumstances.

20.5

During the period that Baring holds any Preference Shares of the Company, or before a Qualified IPO, whichever is earlier, Baring and Lehman Brothers should not directly or indirectly make any investment into the following companies, except that Baring’s investee enterprises make further investment into such companies. It being understood that Lehman Brothers’s undertaking under Section 20.5 does not in any way place restrictions on the activities of Lehman

Brothers Group at large, and investment activities of Lehman Brothers Group (except Lehman Brothers) will not under any circumstance be found in violation of this Section 20.5.

(a)	Organizer ( )

(b)	Besta ( )

(c)	Instant dict ( )

(d)	Meigin ( )

(e)	Cooltec ( )

(f)	Hi-tech wealth ( )

(g)	Lenovo ( )

(h)	BBK ( )

(i)	Ohayo ( )

(j)

(k)

(l)

(m)

(n)

(o)	Readboy ( )

(p)	Dbolo ( )

(q)	V.me ( )

(r)	Timetop ( )

(s)	Worthy ( )

(t)

(u)

(v)	Vtech ( )

(w)

(x)

21.	TERMINATION

21.1	This Agreement shall continue in full force and effect until the earlier of the following:

(a)	the Company has been dissolved, wound up or otherwise ceases to exist as a separate corporate entity; or

(b)	the consummation of a Qualified IPO (including for this purpose an IPO by way of a reverse takeover).

21.2	Notwithstanding the provision of Clause 21.1, the registration rights under Schedule 5 shall be terminated in accordance with Schedule 5 or Clause 19.2, whichever is the later.

21.3	Termination of this Agreement shall not release any party from any liability which at the time of termination has already accrued to the other parties or any liability arising or maturing after such termination as a result of any breach, omission committed or omitted prior to such termination.

22.	SEVERABILITY

If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

23.	ENTIRE AGREEMENT

Except as otherwise specified in this Agreement, this Agreement constitutes the entire agreement and understanding between the parties in connection with the subject matter of this Agreement and supersedes all previous term sheets, proposals, representations, warranties, agreements or undertakings relating thereto whether oral, written or otherwise and no party hereto has relied or is entitled to rely on any such term sheets, proposals, representations, warranties, agreements or undertakings.

24.	NATURE OF THIS AGREEMENT

In the event of any conflict between the provisions of the Agreement and the terms of the memorandum or articles of association of the Company, the provisions of this Agreement shall prevail and, if any of the parties hereto shall so require, the memorandum of association or the Articles of the Company shall be revised so as to reflect the provisions of this Agreement.

25.	TIME

25.1	Time shall be of the essence of this Agreement.

25.2	No time or indulgence given by any party to the other shall be deemed or in any way be construed as a waiver of any of its rights and remedies hereunder.

26.	ASSIGNMENT AND COUNTERPARTS

26.1	This Agreement shall be binding on and enure for the benefits of the parties hereto, and their respective successors and assigns.

26.2	Any of the Preference Shareholders may assign and transfer any of its rights, benefits and obligations of and in this Agreement to any member(s) of the BAPE Group or the Lehman Brothers Group.

26.3	Any of the BVI Existing Shareholders may assign or transfer any of his rights, benefits and obligations of and in this Agreement to his Associate.

26.4	When the Board of the Company adopt a resolution to pursue a Qualified IPO, BVI 5 and BVI 6 may assign or transfer any of the shares hold by BVI 5 and BVI 6 to the Key Employees during the restructuring period of the Company for purposes of a Qualified IPO

26.5	Save as aforesaid, and save as provided herein, no party hereto may assign or transfer any of his or its rights or obligations under this Agreement.

26.6	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which, when so executed and delivered, shall be an original but all the counterparts shall together constitute one and the same instrument.

27.	NOTICES AND OTHER COMMUNICATION

27.1	Any notice or other communication to be given under this Agreement shall be in writing and may be delivered by hand or given by facsimile or sent by an established courier service to the address or fax number from time to time designated, the initial address and fax number so designated by each party being set out in Schedule 3. Any such notice or communication shall be sent to the party to whom it is addressed and must contain sufficient reference and/or particulars to render it readily identifiable with the subject-matter of this Agreement. If so delivered by hand or given by facsimile such notice or communication shall be deemed received on the date of despatch and if so sent by an established courier service shall be deemed received three (3) Business Days after the date of despatch.

27.2	Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed, but the absence of such confirmation shall not affect the validity of any such communication.

28.	COSTS AND EXPENSES

28.1	Taxes and governmental fees in respect of the carrying into effect of this Agreement shall be born by the parties in accordance with PRC laws and regulations.

29.	GOVERNING LAW AND JURISDICTION

29.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to principles of conflicts of law thereunder.

29.2	Any dispute, difference or claim arising out of or in connection with this Agreement shall be referred to and determined by the arbitration at Hong Kong International Arbitration Centre located in Hong Kong by using the laws of Hong Kong as the governing law. UNCITRAL Arbitration Rules shall apply to the arbitration proceedings, which will be conducted in English. For the arbitration tribunal, the arbitrators shall be selected among those who can read and understand Chinese, with each party of the dispute to appoint one member of the arbitration tribunal. The appointment of the third arbitrator shall be agreed by the parties of the dispute. If they fail to reach such an agreement, the Hong Kong International Arbitration Centre shall appoint the third arbitrator. At least the third arbitrator shall be literate in reading and understanding Chinese language.

30.	MISCELLANEOUS

30.1	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

30.2	The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

30.3	If this Agreement is terminated or rescinded for whatsoever reason, all further rights and obligations of the parties hereto shall cease to have effect upon such termination or rescission except that the termination or rescission will not affect the then accrued rights and obligations of the parties.

30.4	If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality, enforceability or performance of the remaining provisions hereof shall not thereby in any way be affected or impaired.

IN WITNESS whereof the parties executed this Agreement the day and year first above written.

SIGNED by XU Dong	)	/s/ XU Dong
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by XU Dong	)
for and on behalf of	)	/s/ XU Dong
Jointly Gold Technologies Ltd.	)
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by XU Dong	)
for and on behalf of	)	/s/ XU Dong
Noah Education Holding Limited	)
in the presence of:	)
/s/ ZHANG Ruchun

SIGNED by TANG Benguo	)	/s/ TANG Benguo
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by TANG Benguo	)
for and on behalf of	)	/s/ TANG Benguo
First Win Technologies Ltd.	)
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by WANG Xiaotong	)	/s/ WANG Xiaotong
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by WANG Xiaotong	)
for and on behalf of	)	/s/ WANG Xiaotong
Global Wise Technologies Ltd.	)
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by MA Li	)	/s/ MA Li
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by MA Li	)	/s/ MA Li
for and on behalf of	)
Gallop Jumbo International Limited	)
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by XIAO Xianquan	)	/s/ XIAO Xianquan
for and on behalf of	)
Dynamic View Investments Limited	)
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by	)
for and on behalf of	)	/s/ XU Dong
Master Topful Limited	)
in the presence of :	)
/s/ ZHANG Ruchun

SIGNED by Julie Jones	)
for and on behalf of	)	/s/ Julie Jones
BARING ASIA II HOLDINGS	)
(22) LIMITED	)
in the presence of : Keith Hammond	)
/s/ Keith Hammond

SIGNED by WONG Sinfung	)
for and on behalf of	)	/s/ WONG Sinfung
Alpha Century Assets Limited	)
in the presence of :	)
/s/

SIGNED by	)
for and on behalf of	)	/s/ Tan Ser Kiat
Lehman Brothers Commercial	)
Corporation Asia Limited	)
in the presence of :	)
/s/ Vivian Wai Wan Chan

SCHEDULE 1

WRITTEN RESOLUTIONS

WRITTEN RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY DATED MARCH 16, 2007

NOAH EDUCATION HOLDINGS LTD.

(the “Company”)

WRITTEN RESOLUTIONS OF THE MEMBERS OF THE COMPANY PASSED

ON 16 MARCH 2007

THE UNDERSIGNED, being all the members of the Company, a Cayman Islands company, pursuant to the authority to act by written resolution conferred by the Articles of Association of the Company, hereby resolve as follows:

Adoption of new Memorandum and Articles of Association

IT IS NOTED that the Company intends to amend and restate its Memorandum and Articles of Association in connection with (i) the issuance of a warrant to Lehman Brothers Commercial Corporation Asia Limited (“Lehman”); (ii) the sale by certain ordinary shareholders of the Company of ordinary shares, par value US$0.0001, of the Company to Lehman; and (iii) the sale by Baring Asia II Holdings (22) Limited (“Baring”) of certain Series A preference shares, par value US$0.0001, of the Company to Lehman, pursuant to a share purchase agreement, dated as of March 7, 2007 among Jointly Gold Technologies Ltd., First Win Technologies Ltd., Global Wise Technologies Ltd., Gallop Jumbo International Limited and Dynamic View Investments Limited, Lehman, Baring, the Company, the BVI Existing Shareholders (as defined in the SPA) and the WFOEs (as defined in the SPA). The terms of the restated Memorandum and Articles of Association attached hereto as Annex A (the “Amended and Restated M&A”) have been reviewed and carefully considered by the members of the Company.

IT IS ALSO NOTED that in contemplation of a proposed listing on the AIM market (the “Proposed Listing”), the members of the Company passed written resolutions on 5 December 2006 to approve, inter alia, the conditional adoption of amended and restated memorandum and articles of association, the conditional redesignation of share capital and the granting of authority to allot and issue shares (the “Conditional Resolutions”). IT IS FURTHER NOTED that the Company would not, at this stage, proceed with the Proposed Listing.

RESOLVED, AS A SPECIAL RESOLUTION:

(i)	THAT the existing Memorandum and Articles of Association of the Company be replaced in their entirety with the Amended and Restated M&A with effect from the date hereof and THAT the Amended and Restated M&A be adopted as the Company’s new memorandum and articles of association with effect from the date hereof;

(ii)	THAT the Conditional Resolutions be revoked with effect from the date hereof; and

(iii)	THAT M&C Corporate Services Limited be and is hereby authorised to file all requisite documents with the appropriate authorities in the Cayman Islands, concurrently with the Closing, to make effective the Amended and Restated M&A and to take any and all other actions which may be necessary or desirable to give effect to the aforementioned resolutions.

First Win Technologies Ltd.

By
Print Name:
Title:

Jointly Gold Technologies Ltd.

By
Print Name:
Title:

Global Wise Technologies Ltd.

By
Print Name:
Title:

Gallop Jumbo International Limited

By
Print Name:
Title:

Dynamic View Investments Limited

By
Print Name:
Title:

Baring Asia II Holdings (22) Limited

By
Print Name:	Julie Jones
Title:	Director

Alpha Century Assets Limited

By
Print Name:
Title:

Master Topful Limited

By
Print Name:
Title:

SCHEDULE 2

GROUP COMPANIES

1. Noah Education Holdings Ltd.

2. Bright Sound Limited

3. Noah Education Technology (Shenzhen) Co. Ltd.

4. Innovative Noah Electronic (Shenzhen) Co. Ltd.

5. New Noah Technology (Shenzhen) Co. Ltd.

6. Bright Sound Electronic (Shenzhen) Co. Ltd.

SCHEDULE 3

ADDRESS AND FAX NUMBERS FOR NOTIFICATION

PART A

BVI Existing Shareholders

1.	XU Dong

Address:

Attn: Mr. XU Dong

Fax No.:	(86755)-83432793

2.	TANG Benguo

Address:

Attn: Mr. TANG Benguo

Fax No.:	(86755)-83432793

3.	WANG Xiaotong

Address:

Attn: Mr. WANG Xiaotong

Fax No.:	(86755)-83432793

4.	MA Li

Address:

Attn: Mr. MA Li

Fax No.:	(86-28)-87749469

PART B

5.	Baring Asia II Holdings (22) Limited

Address:	P.O. Box 431
13-15 Victoria Road, St Peter Port
Guernsey
Channel Islands
GY1 3ZD
United Kingdom

Attn: Ms. Connie Helyar

Fax No.:	(44) 148-1715-219

c.c. Baring Private Equity Asia Ltd.
34th Floor, One International Finance Centre
1 Harbour View Street
Central
Hong Kong

Attn: Mr Conrad Tsang

Fax No.:	(852) 2843 9372

6.	Jointly Gold Technologies Ltd.

Address:

Attn: Mr. XU Dong

Fax No.:	(86755)-83432793

7.	First Win Technologies Ltd.

Address:

Attn: Mr. TANG Benguo

Fax No.:	(86755)-83432793

8.	Global Wise Technologies Ltd.

Address:

Attn: Mr. WANG Xiaotong

Fax No.:	(86755)-83432793

9.	Gallop Jumbo International Limited

Address:

Attn: Mr. MA Li

Fax No.:	(86-28)-87749469

10.	Dynamic View Investments Limited

Address:

Attn: Mr. XIAO Xianquan

Fax No.:	(86755)-83432793

11.	Noah Technology Holdings Ltd.

Address:

Attn: Mr. Xu Dong

Fax No.:	(86755)-83432793

12.	Alpha Century Assets Limited

Address:	15A, Block One, Dynasty Court, 23rd, Old Peak Road, Hong Kong

Attn: Ms. WONG Sinfung

Fax No.:	(00852)-28105546

13.	Master Topful Limited

Address:

Attn: Mr. XIAO Xianquan

Fax No.:	(86755)-83432793

14.	Lehman Brothers Commercial Corporation Asia Limited

Address:	Two International Finance Centre, 26th Floor, 8 Finance Street, Central, Hong Kong

	Attn:	Shian Lim
Lehman Brothers Commercial Corporation Asia Limited

Fax No.:	813 4582 3643

Tel No.:	852 2252 1205

SCHEDULE 4

[Reserved]

SCHEDULE 5

REGISTRATION RIGHTS

1.	Applicability of Rights. The holders of Series A Preference Shares shall be entitled to the following rights with respect to any potential public offering of the Series A Preference Shares or the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of Securities in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such Securities for trading on a recognized securities exchange.

2.	Definitions. For purposes of this Schedule 5:

(a)	Registration. The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(b)	Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or to be issued pursuant to conversion of any shares of Series A Preference Shares issued (A) under the Subscription Agreement, and (B) pursuant to the Right of First Offer; (2) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant (including but not limited to the warrant granted to Lehman Brothers Group dated the date hereof), right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Preference Shares described in clause (1) of this subsection (b); and (3) any other Ordinary Shares of the Company owned or hereafter acquired by a Series A Preference Shareholder. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Schedule 5 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(c)	Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding.

(d)	Holder. For purposes of this Schedule 5, the term “Holder” means any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights under this Schedule 5 have been duly assigned in accordance with this Agreement.

(e)	Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f)	SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

3.	Demand Registration.

(a)	Request by Holders. If the Company shall at any time after the expiry of six months after a Qualified IPO receive a written request from the Holders of at least five percent (5%) of all issued and outstanding share capital of the Company on a fully-diluted and as-converted basis that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use all reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders (including other Shareholders who so) request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) Business Days after receipt of the Request Notice, subject only to the limitations of this Section 3; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must be at least thirty percent (30%) of all Registrable Securities then outstanding; and provided further that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3 or Section 5, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 4, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 4(a).

(b)

Underwriting. If the Holders initiating the registration request under this Section 3 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3 and the Company shall include such information in the written notice referred to in subsection 3(a). In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Section 3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

(c)	Maximum Number of Demand Registrations. The Company shall be obligated to effect only three (3) such registrations pursuant to this Section 3.

(d)	Deferral. Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 3:

(i)	during the period starting with the date sixty (60) Business Days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) Business Days following the effective date of, a Company-initiated registration subject to Section 4 below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(ii)	if the Initiating Holders propose to Dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 5 hereof; or

(iii)	if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(e)	Expenses. All expenses incurred in connection with any registration pursuant to this Section 3, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company including reasonable expenses of one legal counsel for the Holders (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

4.	Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3 or Section 5 of this Schedule 5 or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within 18 days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)	Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4(c) hereof.

(b)

Underwriting. If a registration statement under which the Company gives notice under this Section 4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 4 shall be conditional upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including up to seventy-five percent (75%) of the Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer, consultant or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder”, and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder”, as defined in this sentence.

(c)	Expenses. All expenses incurred in connection with a registration pursuant to this Section 4 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders), including, without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and reasonable expenses of one legal counsel for the Holders, shall be borne by the Company.

(d)	Not Demand Registration. Registration pursuant to this Section 4 shall not be deemed to be a demand registration as described in Section 3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4.

5.	Form S-3 or Form F-3 Registration. In case the Company shall receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a)	Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b)	Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fourteen (14) Business Days after the Company provides the notice contemplated by Section 5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 5:

(1)	if Form S-3 or Form F-3 is not available for such offering by the Holders;

(2)	if the Holders propose to sell Registrable Securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than US$1,000,000;

(3)	if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement no more than once during any twelve month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 5; or

(4)	if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 4(a).

(c)	Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 5 (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders), including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel and reasonable expenses of one legal counsel for the Holders.

(d)	Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 5.

6.	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)	Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, provided, however, that the Company shall not be required to keep any such registration statement effective for more than sixty (60) days.

(b)	Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)	Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)	Blue Sky. Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)	Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)	Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)

Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(h)	Notwithstanding any of the foregoing provisions, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3 or Section 5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case the participating Holders requesting for the withdrawal shall bear such expenses), unless, in the case of a registration requested under Section 3, all of the Holders of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 3.

7.	Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Schedule 5 with respect to the Registrable Securities of the selling Holders that such selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities. In this connection, each selling Holder shall be required to represent and warrant to the Company that all such information which is given in writing expressly for inclusion in such registration is true and accurate in all material respects.

8.	No Registration Rights to Third Parties. Without the prior consent of the Holders of 75% of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Schedule 5, or otherwise) relating to any Securities of the Company, other than rights that are subordinate in right to the Series A Preference Shareholders.

9.	Assignment

The registration rights under this Schedule 5 may be transferred or assigned to any transferee of Series A Preference Shares representing 5% or more of the issued share capital of the Company.

10.	Market Stand-Off Agreement.

Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) Business Days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or Dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares (whether such shares or any such securities are then owned by the Holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. The foregoing provisions of this Section 10 shall apply only to the Company’s initial public offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers and directors and greater than five percent (5%) Shareholders of the Company enter into similar agreements. The underwriters in connection with the Company’s initial public offering are intended third party beneficiaries of this Section 10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.